As filed with the Securities and Exchange Commission on March 30, 2017

Registration No. 333-165770

Registration No. 333-172418

Registration No. 333-180666

Registration No. 333-187395

Registration No. 333-194856

Registration No. 333-203034

Registration No. 333-204017

Registration No. 333-210418

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-165770

Form S-8 Registration Statement No. 333-172418

Form S-8 Registration Statement No. 333-180666

Form S-8 Registration Statement No. 333-187395

Form S-8 Registration Statement No. 333-194856

Form S-8 Registration Statement No. 333-203034

Form S-8 Registration Statement No. 333-204017

Form S-8 Registration Statement No. 333-210418

Under

The Securities Act of 1933

MAXLINEAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	14-1896129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5966 La Place Court, Suite 100

Carlsbad, California 92008

(Address of Principal Executive Offices)(Zip Code)

2010 EQUITY INCENTIVE PLAN

2010 EMPLOYEE STOCK PURCHASE PLAN

RF MAGIC, INC. 2000 INCENTIVE STOCK PLAN

ENTROPIC COMMUNICATIONS, INC. 2001 STOCK OPTION PLAN

ENTROPIC COMMUNICATIONS, INC. 2007 EQUITY INCENTIVE PLAN

ENTROPIC COMMUNICATIONS, INC. 2007 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

ENTROPIC COMMUNICATIONS, INC. 2012 INDUCEMENT AWARD PLAN

(Full title of the plan)

Kishore Seendripu, Ph.D.

5966 La Place Court, Suite 100

Carlsbad, California 92008

(Name and address of agent for service)

(760) 692-0711

(Telephone number, including area code, of agent for service)

Copies to:

Robert F. Kornegay

Jason Skolnik

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real, Suite 200

San Diego, California 92130

(858) 350-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Following Registration Statements on Form S-8 (the “Registration Statements”) of MaxLinear, Inc., a Delaware corporation (“MaxLinear” or the “Registrant”), and is being filed solely to deregister all securities of the Registrant that had been registered for issuance on the Registration Statements that remain unsold under such Registration Statements:

File No. 333-165770 as filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2010 pertaining to the registration of 9,877,133 shares of Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”) issuable under the Registrant’s 2010 Equity Incentive Plan (the “2010 Plan”) and the Registrant’s 2010 Employee Stock Purchase Plan (the “ESPP”).

File No. 333-172418 as filed with the Commission on February 24, 2011 pertaining to the registration of 1,674,239 shares of Class A Common Stock issuable under the 2010 Plan and ESPP.

File No. 333-180666 as filed with the Commission on April 11, 2012 pertaining to the registration of 1,744,882 shares of Class A Common Stock issuable under the 2010 Plan and ESPP.

File No. 333-187395 as filed with the Commission on March 20, 2013 pertaining to the registration of 1,724,691 shares of Class A Common Stock issuable under the 2010 Plan and ESPP.

File No. 333-194856 as filed with the Commission on March 28, 2014 pertaining to the registration of 1,855,347 shares of Class A Common Stock issuable under the 2010 Plan and ESPP.

File No. 333-203034 as filed with the Commission on March 26, 2015 pertaining to the registration of 1,990,324 shares of Class A Common Stock issuable under the 2010 Plan and ESPP.

File No. 333-204017 as filed with the Commission on May 8, 2015 pertaining to the registration of 3,176,896 shares of Class A Common Stock issuable under the RF Magic, Inc. 2000 Incentive Stock Plan, the Entropic Communications, Inc. 2001 Stock Option Plan, the Entropic Communications, Inc. 2007 Equity Incentive Plan, the Entropic Communications, Inc. 2007 Non-Employee Directors’ Stock Option Plan, and the Entropic Communications, Inc. 2012 Inducement Award Plan.

File No. 333-210418 as filed with the Commission on March 25, 2016 pertaining to the registration of 3,276,127 shares of Class A Common Stock issuable under the 2010 Plan and ESPP.

On March 29, 2017, each share of the Registrant’s then outstanding Class A common stock and Class B common stock converted automatically into a single class of common stock pursuant to the terms of the Registrant’s Amended and Restated Certificate of Incorporation. Holders of the Registrant’s Class B common stock had certain additional voting rights prior to the conversion.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on this 30th day of March, 2017.

MAXLINEAR, INC.

By:	/s/ Kishore Seendripu
Kishore Seendripu
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Kishore Seendripu, Ph.D. and Adam C. Spice, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kishore Seendripu Kishore Seendripu	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 30, 2017

/s/ Adam C. Spice Adam C. Spice	Vice President and Chief Financial Officer (Principal Financial Officer)	March 30, 2017

/s/ Connie Kwong Connie Kwong	Corporate Controller (Principal Accounting Officer)	March 30, 2017

/s/ Curtis Ling Curtis Ling	Director and Chief Technical Officer	March 30, 2017

/s/ Steven C. Craddock Steven C. Craddock	Director	March 30, 2017

/s/ Albert J. Moyer Albert J. Moyer	Director	March 30, 2017

/s/ Thomas E. Pardun Thomas E. Pardun	Lead Director	March 30, 2017

/s/ Donald E. Schrock Donald E. Schrock	Director	March 30, 2017

/s/ Theodore Tewksbury Theodore Tewksbury	Director	March 30, 2017